EXHIBIT 10.84

SECURITY AGREEMENT

THIS SECURITY AGREEMENT ("Agreement") is made and effective this August 25, 2005, by and between, CMARK International, Inc., a SC Corporation ("Borrower") and Sterling Management, LLC  ("Secured Party)

Borrower is in the debt of Secured Party.

Borrower desires to give, and Secured Party desires to receive, a security interest in certain tangible personal property of Borrower to secure such debt.

NOW, THEREFORE, Secured Party and Borrower agree as follows:

1.           Definitions.
A.           "Collateral":  The following described tangible, personal property of Borrower: (i) accounts receivable, office fixtures, furniture, inventory or equipment, good will and all other assets of Borrower  and (ii) all additions and substitutions to or for the items referred to in Section 1.(A)(i) above, and all proceeds therefrom.  Also, if the Collateral is, any after acquired inventory or equipment shall also be considered Collateral.

B.           "Obligation":  All of the interest, principal and other amounts payable under that certain promissory note dated August 25, 2005, payable by Borrower to Secured Party for an amount of $750,000.00 , bearing interest at a rate of 18% Annual if timely paid , and any future advances under the promissory note or any other monetary obligations owed by the Borrower to the Secured Party.

2.           Security Interest.
Borrower hereby grants to Secured Party a security interest in the Collateral in order to secure payment of the Obligation.

Both Parties acknowledge a first security position presently exists with Marvin Gardens , Inc., dba Contractor Funding executed on August 18, 2000.

3.           Books and Records; Inspection.
Borrower shall keep and maintain, at its expense, complete records of the Collateral.  Secured Party shall have the right at any time and from time to time, without notice, to call at Borrower's place of business during normal business hours to inspect the Collateral and to inspect the correspondence, books, and records of Borrower relating to the Collateral.

4.           Representations and Warranties of Borrower.
Borrower represents and warrants to Secured Party that, with respect to the Collateral, Borrower possesses and shall possess at all times while this Security Agreement is in effect, full, complete and unencumbered title to such goods, subject only to Secured Party's security interest hereunder, and liens, if any, for current taxes, assessments and other governmental charges are not delinquent.

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5.           Covenants of Borrower.
The Borrower agrees and covenants with Secured Party that:
A.           The title and documentation to all Collateral shall be kept at 9570 Two Notch Rd, Columbia, South Carolina 29223, and Borrower shall not change the location of the Collateral without the prior written consent of Secured Party.

B.           Borrower shall not at any time cause or suffer any part of the Collateral, or any interest in any of Collateral to be subject to any Security Interest other than that of Secured Party.

C.           Borrower shall defend the Collateral against the claims and demands of all persons other than Secured Party.

D.           Borrower shall at all times promptly pay and discharge, at Borrower's expense, all taxes, assessments and other governmental charges which constitute or may become liens on the Collateral.

E.           At the request of Secured Party, at any time and from time to time, Borrower shall execute such financing statements and other documents, pay such filing, recording and other fees, and do or cause to be done such other acts or things as Secured Party deems reasonably necessary to establish, perfect, and continue its security interest hereunder.

F.           Borrower shall pay all costs, expenses, charges and other obligations, including, without limitation, reasonable attorneys' fees, suffered or incurred by Secured Party to protect, preserve, maintain and obtain possession of or title to the Collateral, to perfect, protect, preserve and maintain the security interest granted by this Security Agreement, and to enforce or assert any one or more of its rights, powers, remedies and defenses under this Security Agreement.

6.           Events of Default.
Borrower shall be in default under this Security Agreement if Borrower fails timely to observe and perform any covenants, conditions or agreements required to be observed or performed by Borrower under this Security Agreement, or if Borrower defaults upon any material promise in the obligation.

7.           Remedies upon Event of Default.
At any time upon or following the occurrence of one or more of the events of default under Section 6 hereof, Secured Party may, at its option, assert or avail itself of any one or more of the rights, powers, remedies and defenses conferred upon Secured Party under the Uniform Commercial Code and other laws of the State of South Carolina, which laws shall generally govern the construction and interpretation of this Agreement, or assert or avail itself of any one or more of the rights, powers, remedies and defenses conferred upon Secured Party under any other appropriate law or regulation, whether federal or state.

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8.           Application of Proceeds.
Any and all proceeds resulting from the disposition of all or any part of the Collateral following the occurrence of one or more events of default shall be applied to pay and provide for the Obligations of Borrower to Secured Party, with any balance remaining to be paid to Borrower or its successors and assigns, as their respective interests may appear.

9.           Notices.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

    If to Borrower:
CMARK International, Inc..   9570 Two Notch Rd, Suite 4,   Columbia, SC  29223   Attn: Charles W. Jones, Jr.

    If to Secured Party:
Sterling Management, LLC, 160 White Oaks Lane, Vadnais Heights, MN  55127

10.           Severability.
The invalidity or unenforceability of any provision in this Agreement shall not cause any other provision to be invalid or unenforceable.

11.           Final Agreement.
This Agreement constitutes the final agreement and understanding between the parties on the subject matter hereof and supersedes all prior understandings or agreements whether oral or written.  This Agreement may be modified only by a further writing that is duly executed by both parties.

12.           Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, Borrower and Secured Party have executed this Security Agreement on the date first above written.

BY: CMARK International, Inc.     Charles W. Jones, Jr.     /s/ Charles W. Jones, Jr.

Date: August 25, 2005

BY: Sterling Management, LLC     David M. Engstrom              /s/ David M. Engstrom

Date: August 25, 2005